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FORM 3                                                      OMB APPROVAL
                                                     OMB Number:  3235-0104
                                                     Expires:  December 31, 2001
                                                     Estimated average burden
                                                     hours per response.....0.5

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting Person*  |2. Date of Event Requiring |4. Issuer Name and Ticker or Trading Symbol                |
|                                          |   Statement               |                                                           |
|   Bradley      Kenneth        Ross       |   (Month/Day/Year)        |   CityXpress.com Corp - OTCBB- "CYXP"                     |
|------------------------------------------|                           |                                                           |
|   (Last)       (First)       (Middle)    |   05/19/00                |-----------------------------------------------------------|
|                                          |                           |5. Relationship of Reporting     |6. If Amendment, Date    |
|  1727 West Broadway - Suite 200          |-------------------------- |   Person to Issuer              |   of Original           |
|------------------------------------------|3. IRS Identification      |   (Check all applicable)        |   (Month/Day/Year)      |
|               (Street)                   |   Number of Reporting     |                                 |                         |
|                                          |   Person, if an Entity    |[X] Director   [X] 10% Owner     |                         |
|                                          |   (voluntary)             |                                 |                         |
|                                          |                           |[X] Officer    [ ] Other (specify|                         |
|                                          |                           |    (give                 below) |-------------------------|
|                                          |                           |    title below)                 |7. Individual or Joint/  |
|                                          |                           |    Chief Operating Officer &    |   Group Filing (Check   |
|      Vancouver, B.C. Canada V6J4W6       |                           |     Chief Financial Officer     |   applicable line)      |
|--------------------------------------------------------------------------------------------------------|                         |
|     (City)       (State)       (Zip)                                                                   |   [X] Form filed by     |
|                                                                                                        |       One Reporting     |
|                                                                                                        |       Person            |
|                                                                                                        |   [ ] Form Filed by     |
|                                                                                                        |       More than One     |
|                                                                                                        |       Reporting Person  |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                     TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                                | 2. Amount of Securities  | 3. Ownership Form:  |   4. Nature of Indirect    |
|    (Instr. 4)                                      |    Beneficially Owned    |    Direct (D) or    |      Beneficial            |
|                                                    |    (Instr. 4)            |    Indirect (I)     |      Ownership (Instr. 4)  |
|                                                    |                          |    (Instr. 5)       |                            |
|----------------------------------------------------|--------------------------|---------------------|----------------------------|
| Common Shares                                      |  2,561,250               |    D                |                            |
|----------------------------------------------------|--------------------------|---------------------|----------------------------|
| Common Shares                                            31,000               |    I                |     By Spouse              |
|----------------------------------------------------|--------------------------|---------------------|----------------------------|
|                                                    |                          |                     |                            |
|----------------------------------------------------|--------------------------|---------------------|----------------------------|
|                                                    |                          |                     |                            |
|----------------------------------------------------|--------------------------|---------------------|----------------------------|
|                                                    |                          |                     |                            |
|----------------------------------------------------|--------------------------|---------------------|----------------------------|
|                                                    |                          |                     |                            |
|----------------------------------------------------|--------------------------|---------------------|----------------------------|
|                                                    |                          |                     |                            |
|----------------------------------------------------|--------------------------|---------------------|----------------------------|
|                                                    |                          |                     |                            |
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).


     POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
         CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE
              FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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
FORM 3 (CONTINUED)                    TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                               (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative Security |2. Date             |3. Title and Amount of    |4. Conver-  |5. Owner-   |6. Nature of Indirect |
|    (Instr. 4)                   |   Exercisable and  |   Securities Underlying  |   sion or  |   ship     |    Beneficial Owner- |
|                                 |   Expiration Date  |   Derivative Securities  |   Exercise |   Form of  |    ship (Instr. 5)   |
|                                 |   (Month/Day/Year) |   (Instr. 4)             |   Price of |   Deriva-  |                      |
|                                 |                    |                          |   Deriva-  |   tive     |                      |
|                                 |                    |                          |   tive     |   Security:|                      |
|                                 |                    |                          |   Security |   Direct   |                      |
|                                 |-----------------------------------------------|            |   (D) or   |                      |
|                                 |  Date    | Expira- |   Title     |  Amount or |            |   Indirect |                      |
|                                 |  Exercis-| tion    |             |  Number of |            |   (I)      |                      |
|                                 |  able    | Date    |             |  Shares    |            |   (Instr.  |                      |
|                                 |          |         |             |            |            |   5)       |                      |
|---------------------------------|----------|---------|-------------|------------|------------|------------|----------------------|
| Stock Purchase Options          | 6/13/00  | 6/13/02 |Common Shares|  270,800   |   $.025    |     D      |                      |
|---------------------------------|----------|---------|-------------|------------|------------|------------|----------------------|
|                                 |          |         |             |            |            |            |                      |
|---------------------------------|----------|---------|-------------|------------|------------|------------|----------------------|
|                                 |          |         |             |            |            |            |                      |
|---------------------------------|----------|---------|-------------|------------|------------|------------|----------------------|
|                                 |          |         |             |            |            |            |                      |
|---------------------------------|----------|---------|-------------|------------|------------|------------|----------------------|
|                                 |          |         |             |            |            |            |                      |
|---------------------------------|----------|---------|-------------|------------|------------|------------|----------------------|
|                                 |          |         |             |            |            |            |                      |
|---------------------------------|----------|---------|-------------|------------|------------|------------|----------------------|
|                                 |          |         |             |            |            |            |                      |
|---------------------------------|----------|---------|-------------|------------|------------|------------|----------------------|
|                                 |          |         |             |            |            |            |                      |
|---------------------------------|----------|---------|-------------|------------|------------|------------|----------------------|
|                                 |          |         |             |            |            |            |                      |
|---------------------------------|----------|---------|-------------|------------|------------|------------|----------------------|
|                                 |          |         |             |            |            |            |                      |
|---------------------------------|----------|---------|-------------|------------|------------|------------|----------------------|
|                                 |          |         |             |            |            |            |                      |
-----------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

-------------------------                                                          /s/ Kenneth Ross Bradley             Aug. 2, 2000
** Intentional misstatements or omissions of facts constitute Federal Criminal     ----------------------------------   ------------
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                           Signature of Reporting Person (1)    Date

Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB Number.                                                                                                             Page 2